Exhibit 99.1

EnerSys Reports Earnings for Third Quarter FY 2005

READING, Pa., February 16, 2005, EnerSys (NYSE: ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, today announced net earnings for its third fiscal quarter of 2005 ending January 2, 2005 of $6,818,000, or $0.15 per share basic and $0.14 per share diluted, compared to a net loss of $10,400,000 and net loss available to common shareholders of $16,244,000 or $1.47 loss per share (basic and diluted) in the prior year’s third fiscal quarter. In addition, EnerSys announced that it has reached an agreement in principle to acquire the motive power battery business of FIAMM. S.p.A. With revenues, primarily in Europe, of approximately $90 million (Euros 70 million), this will extend EnerSys’ motive power battery leadership worldwide. Please see the press release regarding this acquisition for more information.

Giving effect to the EnerSys IPO as if it occurred at the beginning of the first quarter of both fiscal 2005 and 2004 and after excluding special charges, pro forma net earnings per share were $0.15 per share basic and $0.14 per share diluted in our fiscal 2005 third quarter and $0.22 per share (basic and diluted) in our fiscal 2004 third quarter, or a decrease of $0.07 basic and $0.08 diluted.

Net sales for our third quarter in fiscal 2005 were $273,707,000 compared to $253,296,000 in our prior year third quarter, or an increase of over 8%.

EnerSys’ fiscal 2005 third quarter operating results for its reporting segments compared to the fiscal 2004 third quarter are as follows:

Reserve Power – Net sales increased 1% to $128,312,000, while operating earnings decreased over 30% to $8,925,000 with margins decreasing 320 bps to 6.9%. The net sales increase is reflective of the previously announced temporary delay in defense shipments. The reduction in operating earnings margins was primarily attributable to the lower defense sales and the impact of manufacturing inefficiencies which was previously announced.

Motive Power – Net sales increased over 15% to $145,395,000, while operating earnings decreased over 3% to $7,982,000 with margins decreasing 110 bps to 5.5%. The decrease in operating earnings margins was primarily attributable to the previously mentioned manufacturing inefficiencies and higher commodity costs.

For the fiscal nine month period ending January 2, 2005, net sales were $798,281,000 compared to $693,700,000 for the same period in the prior year or an increase of over 15%, with pro forma diluted net earnings per share of $0.60 ($0.42 diluted earnings per share reported) compared to $0.53 ($1.19 diluted loss per share reported) in the prior year fiscal nine months or an increase of $0.07 per share which approximates a 13% increase.

“For our third quarter of fiscal 2005 our net sales increase is due primarily to the continued economic recovery throughout the world. Our net earnings were affected by two factors. First, our industry has not been as successful as anticipated in selling price recovery to offset the increase in commodity costs. Additionally, our temporary manufacturing inefficiencies, which have been corrected, impacted our third quarter results,” stated John D. Craig, Chairman,

President and Chief Executive Officer of the Company. “We anticipate our fiscal 2005 fourth quarter, diluted net earnings per share will be between $0.18 per share and $0.22 per share. For the full 2005 fiscal year, we expect pro forma diluted net earnings per share will be between $0.78 and $0.82 per share (between $0.61 and $0.65 per share reported), compared to $0.78 per share (a loss of $1.80 per share reported) in fiscal 2004,” he said. Pro forma adjustments to calculate net earnings per share for the full years presented are interest expense (net of tax) for the assumed prepayment of debt from the proceeds of the IPO as if it occurred as of the beginning of the periods, exclusion of special charges (net of tax) and exclusion of series A convertible stock dividends. Actual weighted average shares for the full fiscal year 2005 assumes additional shares will be issued in the fourth quarter related to stock option exercises.

Yesterday, our Board of Directors set Thursday, July 21, 2005, as the date of the EnerSys 2005 Annual Meeting of Shareholders and June 1, 2005, as the record date for such meeting.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Our actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect our future results, including our earnings estimates, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in our Quarterly Report on Form 10-Q for the third fiscal quarter ended January 2, 2005, which was filed with the U.S. Securities and Exchange Commission. For a list of the factors that could cause our actual results to differ materially from our forward-looking statements regarding the FIAMM S.p.A. transaction, please see our press release dated February 16, 2005 announcing the proposed transaction.

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses the non-GAAP measures in their analysis of the company’s performance. As described in the footnotes to the tables provided below, these measures, as used by EnerSys, adjust net earnings determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with our IPO, and certain non-cash charges. Management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of our business. These disclosures should not be viewed as a substitute for net earnings determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

EnerSys and Subsidiaries

Summary of Earnings

(In thousands, except share and per share data)

(Unaudited)

	Three months ended
	January 2, 2005	December 28, 2003
Net sales	$273,707	$253,296
Gross profit	60,365	64,036
Special charges relating to restructuring and uncompleted acquisitions	—	9,095
Operating earnings	16,862	11,953
Special charges relating to a settlement agreement	—	24,405
Earnings (loss) before income taxes	10,517	(17,751)
Net earnings (loss)	$6,818	$(10,400)
Net earnings (loss) available to common shareholders	$6,818	$(16,244)
Net earnings (loss) per common share
Basic	$0.15	$(1.47)
Diluted	$0.14	$(1.47)
Weighted average shares outstanding
Basic	45,954,336	11,014,421
Diluted	46,681,392	11,014,421
Pro forma net earnings per common share (1)
Basic	$0.15	$0.22
Diluted	$0.14	$0.22
Pro forma weighted average shares outstanding
Basic	45,945,559	45,945,559
Diluted	46,448,006	46,448,006

(1)	Giving effect to our IPO as if it occurred at the beginning of the first fiscal quarter of 2005 and 2004. Fiscal 2004 third quarter pro forma net earnings per share includes $167 of additional interest expense (net of tax) for additional borrowings from the March 2004 recapitalization, net of the assumed repayment of debt from the IPO proceeds, and excludes $20,770 of special charges (net of tax) related to a settlement agreement and the series A convertible preferred stock dividend of $5,844. Pro forma weighted average shares outstanding are 45,945,559 basic and 46,448,006 diluted for both the third quarter of fiscal 2005 and 2004.

EnerSys and Subsidiaries

Summary of Earnings

(In thousands, except share and per share data)

(Unaudited)

	Nine months ended
	January 2, 2005	December 28, 2003
Net sales	$798,281	$693,700
Gross profit	188,204	173,868
Special charges relating to restructuring and uncompleted acquisitions	—	9,095
Operating earnings	59,268	41,861
Special charges relating to a write-off of deferred finance costs and a prepayment penalty in fiscal 2005 and a settlement agreement in fiscal 2004	6,022	24,405
Earnings before income taxes	34,286	5,603
Net earnings	$22,229	$4,073
Net earnings (loss) available to common shareholders	$14,074	$(13,145)
Net earnings (loss) per common share
Basic	$0.42	$(1.19)
Diluted	$0.42	$(1.19)
Weighted average shares outstanding
Basic	33,205,871	11,014,421
Diluted	33,803,341	11,014,421
Pro forma net earnings per common share (2)
Basic	$0.61	$0.53
Diluted	$0.60	$0.53
Pro forma weighted average shares outstanding
Basic	45,945,559	45,945,559
Diluted	46,448,006	46,448,006

(2)	Giving effect to our IPO as if it occurred at the beginning of the first fiscal quarter of 2005 and 2004. Fiscal 2005 first nine-month pro forma net earnings per share excludes $1,879 of interest expense (net of tax) from the assumed repayment of debt from IPO proceeds, excludes the special charge relating to the IPO of $3,914 (net of tax) and excludes the series A convertible preferred stock dividend of $8,155. Fiscal 2004 first nine months pro forma net earnings per share includes $448 of additional interest expense (net of tax) for additional borrowings from the March 2004 recapitalization, net of the assumed repayment of debt from the IPO proceeds, and excludes the $20,770 (net of tax) special charges related to a settlement agreement and the series A convertible preferred stock dividend of $17,218. Pro forma weighted average shares outstanding are 45,945,559 basic and 46,448,006 diluted for both the first nine months of fiscal 2005 and 2004.

Pro forma net earnings are calculated giving effect to the IPO as if it occurred as of the beginning of the pro forma periods presented and eliminating the effect of the special charges (net of tax). Pro forma basic and diluted weighted-average share amounts are calculated as of the IPO effective date.

	Fiscal quarter ended			Nine fiscal months ended
(In Millions, Except Share and Per Share Data)	January 2, 2005	December 28, 2003		January 2, 2005		December 28, 2003
Net earnings reconciliation:
As reported net earnings (loss) available to common shareholders	$6.8	$(16.2)		$14.1		$(13.1)
Proforma adjustments (net of tax):
Interest expense	—	(0.2	)(2)	1.9	(1)	(0.4	)(2)
Special charges	—	20.8		3.9		20.8
Series A convertible stock dividend	—	5.8		8.2		17.2

Total proforma adjustments	0.0	26.4		14.0		37.5
Proforma net earnings available to common shareholders	$6.8	$10.2		$28.1		$24.4

Reported earnings per share:
Basic	$0.15	$(1.47)		$0.42		$(1.19)
Diluted	$0.14	$(1.47)		$0.42		$(1.19)

Basic shares reconciliation:
As reported basic weighted average shares	45,954,336	11,014,421		33,205,871		11,014,421
Proforma adjustments:
Adjust weighting to IPO effective date	(8,777)	—		12,739,688		—
Preferred stock converted	—	22,431,138		—		22,431,138
New shares issued in IPO	—	12,500,000		—		12,500,000

Total proforma adjustments	—	34,931,138		12,739.688		34,931,138

Proforma basic weighted average shares	45,945,559	45,945,559		45,945,559		45,945,559

Diluted shares reconciliation:
As reported diluted weighted average shares	46,681,392	11,014,421		33,803,341		11,014,421
Proforma adjustments:
Adjust dilutive options to IPO effective date	(233,386)	502,447		(97,949)		502,447
Assumed beginning of year weighting	—	—		12,742,614		—
Preferred stock converted	—	22,431,138		—		22,431,138
New shares issued in IPO	—	12,500,000		—		12,500,000

Total proforma adjustments	—	35,433,585		12,644,665		35,433,585

Proforma diluted weighted average shares	46,448,006	46,448,006		46,448,006		46,448,006

Proforma earnings per share:
Basic	$0.15	$0.22		$0.61		$0.53
Diluted	$0.14	$0.22		$0.60		$0.53

(1)	resulting from the assumed prepayment of debt from the IPO proceeds as if it occurred on April 1, 2004

(2)	resulting from the net additional debt (adjusted for the assumed prepayment of debt associated with the March 2004 recapitalization) as if it occurred as of April 1, 2003

EnerSys will host a conference call to discuss the Company’s third fiscal quarter 2005 financial results and to provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for February 17, 2005, will be hosted by John D. Craig, Chairman, President & Chief Executive Officer and Michael T. Philion, Executive Vice President – Finance & Chief Financial Officer.

The call will also be Webcast on EnerSys’ site. There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:

Date:	Thursday, February 17, 2005
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Call-In Number:	800-901-5213
International Dial-In Number:	617-786-2962
Passcode:	82654084

A replay of the conference call will be available from 11:00 a.m. on February 17, 2005 through midnight on March 10, 2005.

The replay information is:

Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	45303701

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627; Website: http://www.enersys.com.

About Enersys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com